EXHIBIT 13


                       [GOLDMAN, SACHS & CO. LETTERHEAD]








PERSONAL AND CONFIDENTIAL



March 23, 1998



Robert L. Smialek
Chairman, President and CEO
Insilco Corporation
425 Metro Place North, 5th Floor
Dublin, Ohio  43017


Dear Bob:

We refer to the engagement letter dated November 27, 1996 between Insilco Corporation (the "Company") and Goldman, Sachs & Co. ("Goldman Sachs") regarding the possible sale of all or a portion of the Company (the "Engagement Letter"), as amended by two letters dated July 10, 1997. This letter is intended to amend and confirm certain mutual understandings with respect to our acting as your financial advisor in connection with the sale of the Company to Silkworm Acquisition Corporation, an affiliate of DLJ Merchant Banking Partners II, Inc. (the "Transaction"), as contemplated by the Engagement Letter.

We will charge a transaction fee of $2,000,000 for advice in connection with the Transaction, which shall be payable in cash upon consummation of the Transaction. We hereby confirm our mutual understanding that the third through the eighth paragraphs of the Engagement Letter shall be inapplicable to the Transaction. The Engagement Letter shall otherwise remain in effect with respect to the transactions contemplated thereby, provided that the Engagement Letter shall be terminated on payment of the transaction fee described above, and the Company shall have no further fee obligations to Goldman Sachs pursuant to such Engagement Letter.

In connection with engagements such as this it is our firm policy to receive indemnification. The Company agrees that the provisions with respect to our indemnity and other matters set forth in Annex A of the Engagement Letter shall apply to our engagement pursuant to this letter and any matter contemplated hereby, subject to the qualifications set forth in the twelfth paragraph of the Engagement Letter.

Insilco Corporation
March 23, 1998
Page Two



Please confirm that the foregoing is in accordance with your understanding by signing and returning to us the enclosed copy of this letter, which shall become a binding agreement upon our receipt.


Very truly yours,                         Confirmed:

/s/ Goldman, Sachs & Co.
---------------------------
(GOLDMAN, SACHS & CO.)                    INSILCO CORPORATION


                                          By:     /s/  Robert L. Smialek
                                             ----------------------------
                                                Name:  Robert L. Smialek
                                                Title: President & Chief
                                                       Executive Officer


                                          Date: 26 March, 1998
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